Exhibit 99.1

1801 E. St. Andrew Place Santa Ana, CA 92705	FOR IMMEDIATE RELEASE
(714) 466-1000 Fax (714) 466-5800	Investor Inquiries: Kevin Michaels (714) 466-1608 Media Inquiries: Laura Gibbons (714) 466-1257 Laura.Gibbons@pwav.com

TELECOM INDUSTRY VETERAN RICHARD BURNS JOINS POWERWAVE TECHNOLOGIES’ BOARD OF DIRECTORS

SANTA ANA, CA – March 21, 2011 — Powerwave Technologies, a global leader in end-to-end advanced wireless solutions, today announced the appointment of Richard Burns, a wireless telecommunications industry veteran with 34 years of experience, to its board of directors.

Mr. Burns currently serves as a senior advisor worldwide for McKinsey & Co. a global management consulting firm for the world’s leading businesses, governments, and institutions. Prior to that, he was president of network services for AT&T’s mobility division, where he oversaw all phases of wireless network engineering, construction, operations and maintenance across the company’s digital wireless voice and data network serving more than 70 million customers. In addition, he was responsible for managing and strategically deploying AT&T’s 3G mobile broadband network and other network initiatives. Before AT&T, Mr. Burns was chief integration officer for BellSouth’s broadband operation and was responsible for the company’s overall business transformation effort.

“During his career, Richard has overseen significant wireless networking transitions, which makes him an excellent choice for Powerwave as we help our carrier customers move to 4G and small cell networks,” said Ronald J. Buschur, president and CEO of Powerwave. “Richard’s impressive experience and long-term industry relationships will serve our company well as we seek to expand our market leadership position.”

“I’m pleased to have the opportunity to serve on Powerwave’s board to provide direction on the company’s future,” Burns said. “Powerwave is on the cutting edge of the wireless broadband revolution. It’s an exciting time for the industry in general and Powerwave in particular and I look forward to helping the company stay ahead of the curve.”

About Powerwave Technologies
A global leader in end-to-end advanced wireless solutions, Powerwave Technologies, Inc. offers cutting edge wireless infrastructure to address the demands of enterprise and commercial customers. Powerwave offers a comprehensive suite of solutions, including antennas, base station solutions and coverage solutions. Powerwave’s product line supports all wireless network protocols and frequencies including next generation networks in 4G technologies such as WiMAX™ and LTE®. Powerwave solutions, products and services also help wireless operators and OEMs reduce capital and operating expenses, speed rollout of services, improve coverage and capacity, and reduce environmental impact. For more information, visit us at www.powerwave.com.

Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.